EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Canadian Derivatives Clearing Corporation

We consent to the use of our report dated February 3, 2006, with respect to the consolidated balance sheets of Canadian Derivatives Clearing Corporation as of December 31, 2005 and 2004 and the consolidated related statements of earnings, retained earnings and cash flows for the years ended December 31, 2005, 2004 and 2003, and to the reference to our firm under the heading "Experts" in the Post-Effective Amendment of No. 28 to the Registration Statement (Form S-20 No. 2-69458) and related Prospectus.

/s/ KPMG LLP

Chartered Accountants

Montreal, Canada
March 31, 2006